                                                                     Exhibit 2.1

================================================================================


                         AGREEMENT AND PLAN OF MERGER


                                 BY AND AMONG


                              DPIX INCORPORATED,


                               XEROX CORPORATION


                                      AND


                                 NEW DPIX LLC


                           Dated as of May 13, 1999



================================================================================

                               TABLE OF CONTENTS

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SECTION 1
         DEFINITIONS AND INTERPRETATIONS.......................................................................   1

         1.1 Defined Terms.....................................................................................   1
         1.2 Principles of Construction........................................................................   7

SECTION 2
         THE MERGER AND RELATED MATTERS........................................................................   8

         2.1 The Merger........................................................................................   8
         2.2 Conversion of Shares..............................................................................   8
         2.3 Dissenting Shares.................................................................................   9
         2.4 Surrender of Certificates.........................................................................   9
         2.5 No Further Rights of Transfers....................................................................  11
         2.6 Employee Stockholders and Stock Plan..............................................................  11
         2.7 Certificate of Formation of the Surviving Company.................................................  12
         2.8 Limited Liability Company Agreement of the Surviving Company......................................  12
         2.9 Managers and Officers of the Surviving Company....................................................  13
         2.10 Contribution of Capital..........................................................................  13
         2.11 Execution and Delivery of Related Documents......................................................  13
         2.12 Closing..........................................................................................  13

SECTION 3
         REPRESENTATIONS AND WARRANTIES
         OF XEROX .............................................................................................  13

         3.1 Capitalization....................................................................................  13
         3.2 Books and Records.................................................................................  14
         3.3 Encumbrances......................................................................................  14
         3.4 Binding Effect....................................................................................  14
         3.5 Subsidiaries......................................................................................  14
         3.6 Material Contracts................................................................................  14
         3.7 Restrictive Documents.............................................................................  15
         3.8 Litigation........................................................................................  15
         3.9 Year 2000 Problem.................................................................................  15
         3.10 Export Licenses and Security Clearances..........................................................  16
         3.11 Broker's or Finder's Fees........................................................................  16
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                                      (1)
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         3.12 Financial Statements.............................................................................  16
         3.13 Taxes............................................................................................  16
         3.14 Intellectual Properties..........................................................................  17

SECTION 4
         REPRESENTATIONS AND WARRANTIES OF NEW DPIX............................................................  18

         4.1 Binding Effect....................................................................................  18
         4.2 Restrictive Documents.............................................................................  18
         4.3 Broker's or Finder's Fees.........................................................................  18

SECTION 5
         TRANSACTIONS PRIOR TO THE EFFECTIVE TIME..............................................................  18

         5.1 Conduct of the Business of dpiX Prior to Effective Time...........................................  18
         5.2 Review of dpiX; Confidentiality...................................................................  19
         5.3 Exclusive Dealing.................................................................................  20
         5.4 Reasonable Efforts................................................................................  21
         5.5 Inventory and Fixed Asset Write-Down..............................................................  21

SECTION 6
         CONDITIONS PRECEDENT TO MERGER........................................................................  21

         6.1 Conditions Precedent to Obligations of Xerox, dpiX and New dpiX...................................  21
         6.2 Conditions Precedent to Obligations of New dpiX...................................................  22
         6.3 Conditions Precedent to Obligations of dpiX and Xerox.............................................  24

SECTION 7
         COVENANTS.............................................................................................  25

         7.1 Takeover Statutes.................................................................................  25
         7.2 Government Matters................................................................................  25
         7.3 Xerox and dpiX Contracts..........................................................................  25
         7.4 Employee Retention and Severance..................................................................  26
         7.5 Warehouse Space...................................................................................  26

SECTION 8
         TERMINATION...........................................................................................  26

         8.1 Events of Termination.............................................................................  26
         8.2 Effect of Termination.............................................................................  27
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SECTION 9
         SURVIVAL OF REPRESENTATIONS...........................................................................  27

         9.1 Survival of Representations.......................................................................  27

SECTION 10
         INDEMNITY.............................................................................................  28

         10.1 Xerox Indemnities ...............................................................................  28
         10.2 New dpiX Indemnity...............................................................................  28

SECTION 11
         MISCELLANEOUS.........................................................................................  29

         11.1 Knowledge........................................................................................  29
         11.2 Expenses.........................................................................................  29
         11.3 Governing Law....................................................................................  29
         11.4 Jurisdiction; Agents for Service of Process......................................................  29
         11.5 Confidentiality and Publicity....................................................................  29
         11.6 Notices..........................................................................................  30
         11.7 Parties in Interest..............................................................................  31
         11.8 Entire Agreement.................................................................................  31
         11.9 Amendments.......................................................................................  31
         11.10 Extension; Waiver...............................................................................  31
         11.11 Severability....................................................................................  31
         11.12 Third Party Beneficiaries.......................................................................  32
         11.13 Payments........................................................................................  32
         11.14 Counterparts....................................................................................  32

EXHIBITS

Exhibit A      Equipment Lease Assignment Agreement
Exhibit B      Sublease
Exhibit C      Agreement of Merger
Exhibit D      License Agreement
Exhibit E      Fair Pricing Agreement
Exhibit F      Limited Liability Company Agreement for New dpiX LLC
Exhibit G      Retention Plan
Exhibit H      1999 (Signing) Balance Sheet
Exhibit I      Amended and Restated Technology Agreement
Exhibit J      Operating Agreement
Exhibit K      Services Agreement
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                                      (3)
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Exhibit L      Certificate of Formation of New dpiX LLC
Exhibit M      dpiX Inc. By-Laws
Exhibit N      Form of Opinion of Counsel for Xerox
Exhibit O      Form of Opinion of Counsel for New dpiX LLC
Exhibit P      Employee Retention and Severance

                                      (4)

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of May 13, 1999 (this "Agreement"),
                                                                   ---------
by and among dpiX, Inc., a Delaware corporation ("dpiX"), Xerox Corporation, a
                                                  ----
New York corporation ("Xerox"), and New dpiX LLC, a Delaware  limited liability
                       -----
company ("New dpiX"), and, collectively with Xerox and dpiX, the "Parties" and
          --------                                                -------
each a "Party").
        -----

                             W I T N E S S E T H:
                             - - - - - - - - - -

          WHEREAS, the Board of Directors of dpiX and the Board of Managers of New dpiX have each determined that it is in the best interests of their respective companies and the shareholders and members of their respective companies that dpiX and New dpiX combine into a single company through the statutory merger of dpiX with and into New dpiX (the "Merger") and, in
                                                      ------
furtherance thereof, have approved the Merger;

          WHEREAS, pursuant to the Merger, among other things, the outstanding preferred shares of dpiX, $0.001 par value, each of which is held by Xerox (collectively, the "Preferred Shares") shall be converted into a 19.9%
                    ----------------
membership interest in New dpiX and the outstanding common shares of dpiX, $0.001 par value (each a "Common Share") shall be converted into cash at a rate
                          ------------
of $0.05 per Common Share;

          WHEREAS, the Parties intend to cause the Merger for all federal, state and local income tax purposes to be treated as a liquidation of dpiX into Xerox and a contribution of assets by Xerox to, and an assumption of liabilities by, New dpiX;

          WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

          WHEREAS, in order to effectuate and facilitate the Merger, each Party has independently determined that its in its best interest to enter into this Agreement and to consummate the transactions contemplated hereby;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

SECTION 1
DEFINITIONS AND INTERPRETATIONS

          1.1  Defined Terms.  In this Agreement, the following terms shall have
               -------------
the following meanings. The meaning of each defined term shall be equally applicable to both the singular and plural forms of the terms defined.

          "Agreement" shall have the meaning provided in the introductory
           ---------
paragraph hereto.

          "Affiliate" shall mean with respect to any specified Entity any Person
           ---------
directly or indirectly controlling, controlled by or under direct or indirect common control with such Entity. For the purposes of this definition, "control"
                                                                       -------
when used with respect to any specified Entity means the power to direct the management and policies of such Entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.
------------       ----------

          "ATEL Assignment" shall mean the agreement transferring to New dpiX
           ---------------
the benefits and obligations of Xerox associated with the ATEL Equipment in the form attached hereto as Exhibit A.
                        ---------

          "ATEL Equipment" shall mean all equipment used by dpiX as of April 1,
           --------------
1999 that is leased by Xerox from ATEL Financial Corporation.

          "Authorized Representative" with respect to Xerox, shall mean Brian
           -------------------------
Stern and, with respect to New dpiX shall mean the New dpiX manager who was not appointed by Xerox.

          "Building 34 Sublease" shall mean the sublease by Xerox to New dpiX of
           --------------------
the facilities located at 3406 Hillview Avenue, Palo Alto, California in the form attached hereto as Exhibit B.
                        ---------

          "Business Day" shall mean any day, excluding Saturday, Sunday or any
           ------------
day which shall be a legal holiday in the State of California.

          "Business Plan: shall mean the business plan attached as Exhibit B to
           -------------
the New dpiX LLC Agreement.

          "Certificate of Merger" shall mean the Merger Agreement in the form
           ---------------------
attached hereto as Exhibit C.
                   ---------

          "Closing" shall have the meaning provided in Section 2.11.
           -------

          "Closing Balance Sheet" shall mean the dpiX balance sheet as of the
           ---------------------
date three Business Days prior to the Closing Date and a profit and loss statement for the period of March 1, 1999 to the date three Business Days prior to the Closing Date.

          "Closing Date" shall have the meaning provided in Section 2.11.
           ------------

          "Common Certificate" shall mean a stock certificate evidencing
           ------------------
ownership of the Common Shares.

          "Common Share" shall have the meaning provided in the second recital
           ------------
hereto.

          "Consortium Technology Agreement" shall mean the Technology Agreements
           -------------------------------
between Xerox and each of Varian Medical Systems, Inc., Planar Systems, Inc., and Trixell S.A. in the form attached hereto as Exhibit D.
                                                ---------

          "Delaware Code" shall mean the Delaware General Corporation Law.
           -------------

          "Dissenting Stockholders" shall have the meaning provided in Section
           -----------------------
2.3.

          "dpiX" shall have the meaning provided in the introductory paragraph
           ----
hereto.

          "dpiX Holding" shall mean dpiX Holding Company LLC, a Delaware limited
           ------------
liability company.

          "dpiX Stock Rights" shall have the meaning provided in Section 2.6(a).
           -----------------

          "Effective Time" shall have the meaning provided in Section 2.1(b).
           --------------

          "Entity" shall mean any Person that is not a natural Person.
           ------

          "Environmental Claims" shall mean any and all administrative,
           --------------------
regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Environmental Law, (for purposes of this definition, "Claims") including, without limitation (i) any and all Claims by any governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims, by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

          "Environmental Law" shall mean any federal, state or local statute,
           -----------------
law, rule, regulation, ordinance, code, written or binding guideline, policy or rule of common law in effect and in each case as amended as of the date hereof and the Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. (S) 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C.
     -- ----
(S) 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C.
         -- ----
(S) 1251 et seq.; the Toxic Substances Control Act,
         -- ----

15 U.S.C. (S) 2601 et seq.; the Clean Air Act 42 U.S.C. (S) 7401 et seq.; the
                   -- ----                                       -- ----
Safe Drinking Water Act, 42 U.S.C. (S) 300f et seq.; the Oil Pollution Act of
                                            -- ----
1990, 33 U.S.C. (S)2701 et seq.; the Occupational Safety and Health Act, 29
                        -- ----
U.S.C. (S) 651 et seq.; the Emergency Planning and the Community Right-to-Know
               -- ----
Act of 1986, 42 U.S.C. (S)11001 et seq.; the Hazardous Material Transportation
                                -- ----
Act, 49 U.S.C. (S) 1801 et seq.; and their state and local counterparts and
                        -- ----
equivalents.

          "Excepted Shares" shall mean (i) any Common Shares which are held by
           ---------------
dpiX or which are held, directly or indirectly, by Xerox or any direct or indirect Subsidiary of Xerox and (ii) Common Shares held by Dissenting Stockholders.

          "Fair Pricing Agreement" shall mean the Fair Pricing Agreement among
           ----------------------
New dpiX, Trixell S.A., Planar Systems, Inc., Varian Medical Systems, Inc., Xerox and others in the form attached hereto as Exhibit E.
                                                ---------

          "Governmental Entities" shall mean all legislative, executive,
           ---------------------
judicial, Federal, state and local governmental or regulatory agencies and authorities in the United States or any other jurisdiction.

          "Hazardous Materials"  shall mean (i) any petroleum or petroleum
           -------------------
products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing polychlorinated biphenyls and radon gas; (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "pollutants," "toxic pollutants," or words of similar import, under any applicable Environmental Law; and (iii) any other chemical, material or substance (in any form, including without limitation, solid or liquid forms or in the form of radiation, gas or vapor), exposure to which is prohibited, limited or regulated by any Governmental Entity.

          "Indemnified Person" shall have the meaning provided in Section 10.1.
           ------------------

          "Intellectual Property" shall have the meaning provided in the
           ---------------------
Technology Agreement.

          "IP Filings"  shall mean all of the documents, filings and
           ----------
applications necessary or desirable to perfect the interests in Intellectual Property transferred, assigned or licensed by Xerox to dpiX or New dpiX under the Technology Agreement.

          "LLC Act" shall mean the Delaware Limited Liability Company Act.
           -------

          "Material Adverse Effect" shall mean, with respect to any Person, a
           -----------------------
material adverse effect on (i) the validity or enforceability of this Agreement and the Related Documents to which such Person is a party, (ii) the ability of such Person to perform its obligations under this Agreement and the Related Documents to which such Person is a party, (iii) the business, assets, condition or results of operations of such Person and its Subsidiaries, taken as a whole (taking into account, with regard to dpiX, the manner of conducting its business as required and permitted under Section 5.1).

          "Merger" shall have the meaning provided in the first recital hereto.
           ------

          "Merger Consideration" shall mean for Preferred Shares, in the
           --------------------
aggregate, a 19.9% membership interest in New dpiX in accordance with the terms of the New dpiX LLC Agreement and Section 2.2(a) hereof and for Common Shares, other than Excepted Shares, the cash amount set forth in Section 2.2(b).

          "New dpiX" shall have the meaning provided in the introductory
           --------
paragraph hereto.

          "New dpiX LLC Agreement" shall mean the limited liability company
           ----------------------
agreement for New dpiX in the form attached hereto as Exhibit F.
                                                      ---------

          "1996 SOP" shall have the meaning provided in Section 2.6(b).
           --------

          "Operations Agreement" shall mean the Agreement between Xerox and dpiX
           --------------------
concerning the building and facilities shared by Xerox and by dpiX in the form attached hereto as Exhibit J.
                   ---------

          "Person" shall mean and include any individual, partnership, joint
           ------
venture, association, joint stock company, corporation, trust, limited liability company, unincorporated organization, a group and a government or other department, agency or political subdivision thereof.

          "Preferred Certificate" shall mean a stock certificate evidencing
           ---------------------
ownership of Preferred Shares.

          "Preferred Shares" shall have the meaning provided in the second
           ----------------
recital.

          "Related Documents" shall mean the Certificate of Merger, the New dpiX
           -----------------
LLC Agreement, the Xerox joinder thereto in the form of Exhibit C of the New dpiX LLC Agreement, the ATEL Assignment, the Building 34 Sublease, the Consortium Technology Agreement, the Fair Pricing Agreement, the IP Filings, the Technology Agreement, the Operations Agreement and the Xerox Services Agreement.

          "Retention Plan" shall mean the employee retention plan attached
           --------------
hereto as Exhibit G.
          ---------

          "Returns" shall have the meaning provided in Section 3.14(a).
           -------

          "Schedule Certificate" shall mean the certificate from Brian Stern of
           --------------------
Xerox delivered on the date hereof, attaching the Schedules delivered by Xerox under this Agreement and certifying that all Schedules to be delivered by Xerox under this Agreement have been so delivered.

          "Signing Balance Sheet" shall mean the balance sheet of dpiX as of
           ---------------------
April 30, 1999 with a profit and loss statement for the period of March 1, 1999 to April 30, 1999 attached hereto as Exhibit H;
                                     ---------

          "Signing Balance Sheet Date" shall mean April 30, 1999.
           --------------------------

          "Stock Certificate" shall mean a Common Certificate or a Preferred
           -----------------
Certificate.

          "Stock Option Agreements" shall mean the Stock Option Agreements (Non-
           -----------------------
Statutory Stock Option) between dpiX and current or former employees of dpiX made in accordance with the dpiX, Inc. 1996 Stock Option Plan.

          "Subsidiary" shall mean, with respect to any Person, (i) any
           ----------
corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any Entity (other than a corporation) in which such Person and/or one more Subsidiaries of such Person has more than a 50% equity interest at the time or otherwise controls the management and affairs of such Entity (including the power to veto any material act or decision).

          "Surviving Company" shall have the meaning provided in Section 2.1(a).
           -----------------

          "Takeover Proposal" shall mean any proposal, other than a proposal by
           -----------------
New dpiX or any of its Affiliates, for a merger, share exchange or other business combination involving dpiX or any proposal or offer to acquire in any manner a substantial equity interest in dpiX or a substantial portion of the assets of dpiX.

          "Takeover Statute" shall mean any "fair price," "moratorium," "control
           ----------------
share acquisition," or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States.

          "Taxes" shall mean all taxes, assessments, charges, duties, fees,
           -----
levies or other governmental charges, including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of being a party to a contractual obligation to indemnify any person or other Entity.

          "Technology Agreement" shall mean the agreement between Xerox and dpiX
           --------------------
concerning Intellectual Property in the form attached hereto as Exhibit I.
                                                                ---------

          "US GAAP" shall mean United States generally accepted accounting
           -------
principles applied on a consistent basis.

          "Xerox" shall have the meaning provided in the introductory paragraph
           -----
hereto.

          "Xerox Services Agreement"  shall mean the agreement between Xerox and
           ------------------------
New dpiX whereby Xerox will provide New dpiX employee benefit and payroll services in the format attached hereto as Exhibit K.
                                          ---------

          "Year 2000 Issues" shall have the meaning provided in Section 3.9.
           ----------------

          1.2  Principles of Construction.
               --------------------------

          (a) All references to Sections, subsections, Schedules and Exhibits are to Sections, subsections, Schedules and Exhibits in or to this Agreement unless otherwise specified. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "including" is not limiting and means "including without limitation."

          (b) All accounting terms not specifically defined herein shall be construed in accordance with US GAAP.

          (c) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including."

          (d) The Table of Contents hereto and the Section headings herein are for convenience only and shall not affect the construction hereof.

          (e) This Agreement is the result of negotiations among and has been reviewed by each Party's counsel. Accordingly, this Agreement shall not be construed against any Party merely because of such Party's involvement in its preparation.

          (f) The Schedules referred to herein are incorporated herein by reference.

                                   SECTION 2
                        THE MERGER AND RELATED MATTERS

          2.1  The Merger.
               ----------

          (a) At the Effective Time, and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger and the applicable provisions of the Delaware Code, dpiX shall be merged with and into New dpiX and the separate corporate existence of dpiX shall cease, and New dpiX shall continue as the surviving limited liability company under the laws of the State of Delaware (the "Surviving Company"). The Surviving Company shall succeed to
                  -----------------
all rights and liabilities of dpiX except as otherwise expressly set forth in this Agreement or the Related Documents.

          (b) The Merger shall become effective when (i) each of the conditions set forth in Section 6 has been satisfied or waived by the appropriate Party or Parties and (ii) the Certificate of Merger, executed in accordance with the applicable provisions of the Delaware Code, is filed with and approved by the Secretary of State of Delaware (the time of such filing, the "Effective Time").
                                                              --------------

          (c) From and after the Effective Time, the Merger shall have the effects provided for in Section 264 of the Delaware Code and Section 18-209 of the LLC Act.

          (d)  The Parties agree that the transaction contemplated herein shall,
(i) for all federal, state and local income tax purposes, be treated as a liquidation of dpiX by its shareholders at the Effective Time and a contribution of assets by Xerox to, and an assumption of liabilities by, New dpiX at the Effective Time and (ii) for all state and local sales, use and transfer tax purposes, be treated as a statutory merger under the Delaware Code.

          2.2  Conversion of Shares.  At the Effective Time, by virtue of the
               --------------------
Merger and without any action on the part of dpiX, New dpiX, Xerox or any of their respective Stockholders or members:

          (a)  The Preferred Shares then issued and outstanding ("Preferred
                                                                  ---------
Shares"), shall, in the aggregate, be converted into a 19.9% membership interest
------
in New dpiX in accordance with the terms of the New dpiX LLC Agreement. All such Preferred Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a Preferred Certificate representing any such Preferred Shares shall cease to have any rights with respect thereto, other than its right to receive a pro rata share of such 19.9% membership interest in New dpiX.

          (b) Each Common Share then issued and outstanding, other than Excepted Shares, shall be converted into the right to receive the amount of cash set forth in the second recital of this Agreement. All such Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a Common Certificate representing any such Common Shares shall cease to have any rights with respect thereto, other than its right to receive such cash consideration.

          (c) Excepted Shares shall be canceled and retired without any conversion thereof and shall not receive any cash payment. All such Excepted Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a Common Certificate representing any such Excepted Shares shall, except as otherwise provided in
Section 2.3, cease to have any rights with respect thereto.

          2.3  Dissenting Shares.  Notwithstanding anything in this Agreement to
               -----------------
the contrary, but only to the extent required by Delaware law, Common Shares issued and outstanding immediately prior to the Effective Time and held by holders of Common Shares that were not voted in favor of the Merger and whose holders comply with the provisions of Section 262 of the Delaware Code concerning the appraisal right of holders of Common Shares to dissent from the Merger and require appraisal of their Common Shares ("Dissenting Stockholders"),
                                                      -----------------------
shall not be converted into or represent the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due such Dissenting Stockholder pursuant to the law of the State of Delaware. From and after the Effective Time, Dissenting Stockholders shall not have and shall not be entitled to exercise any of the voting rights or other rights of a member of the Surviving Company. If any Dissenting Stockholder shall fail to assert or perfect, or shall waive, rescind, withdraw or otherwise lose, such holder's right to dissent and obtain payment under
Section 262 of the Delaware Code, then such Common Shares shall automatically be converted into and represent only the right to receive (upon surrender of a Common Certificate previously representing such Common Shares) cash in accordance with Section 2.2(b). dpiX shall give New dpiX (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by dpiX and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. dpiX will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of New dpiX, settle or offer to settle any demand for appraisal.

          2.4  Surrender of Certificates.
               -------------------------

          (a)  Exchange of Company Common Certificates.  At or prior to the
               ---------------------------------------
Effective Time, or as soon as practicable thereafter, each holder of Common Shares, other than Excepted Shares, will be entitled to receive, upon surrender of one or more Common Certificates to New dpiX, the Merger Consideration specified in Section 2.2(b).

          (b)  Exchange of Preferred Certificates.  At or prior to the Effective
               ----------------------------------
Time, or as soon as practicable thereafter, the holder of the Preferred Shares will be entitled to receive, upon surrender of all of the Preferred Certificates to New dpiX, the New dpiX membership interest specified in Section 2.2(a).

          (c)  Exchange Procedures for Common Certificates.  Promptly after the
               -------------------------------------------
Effective Time, New dpiX shall mail to each record holder of a Common
Certificate: (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Common Certificates shall pass, only upon receipt of the Common Certificates by New dpiX and shall otherwise be in such form and have such other provisions as Xerox and New dpiX shall reasonably specify) and (ii) instructions for use in effecting the surrender of the Common Certificates in exchange for the Merger Consideration specified in Section 2.2(b). Upon surrender to New dpiX of a Common Certificate, together with such letter of transmittal properly completed and duly executed, together with any other required documents, the holder of such Common Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the Common Shares formerly represented by such Common Certificate and such Common Certificate shall forthwith be canceled. Until so surrendered, each Common Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to Section 2.2(b).

          (d)  Exchange Procedure for Preferred Certificates.  On the Closing
               ---------------------------------------------
Date, Xerox shall deliver or cause to be delivered to New dpiX all of the Preferred Certificates. No distributions with respect to New dpiX will be paid nor other membership rights in New dpiX be afforded to the holder of any unsurrendered Preferred Certificate until the holder of record of such Preferred Certificate surrenders such Preferred Certificate. Until so surrendered, each Preferred Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to
Section 2.2(a).

          (e)  Registration Name on Certificates.  If the Merger Consideration
               ---------------------------------
(or any portion thereof) is to be delivered to a Person other than the Person in whose name the Stock Certificate surrendered in exchange therefor is registered, it shall be a condition to the payment of the Merger Consideration that the Stock Certificate so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of New dpiX that such taxes have been paid or are not required to be paid.

          (f)  Unavailable Certificates.  In the event any Stock Certificate
               ------------------------
shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Surviving Company will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Section 2, provided that the Surviving Company may require the Person to whom the Merger Consideration is paid, as a condition precedent to the payment thereof, to give the Surviving Company a bond in such sum as is customary or otherwise indemnify the Surviving Company in a manner satisfactory to it against any claim that may be made against the Surviving Company with respect to the Stock Certificate claimed to have been lost, stolen or destroyed.

          (g)  Merger Not Consummated.  In the event the Merger is not
               ----------------------
consummated for any reason, New dpiX shall return promptly to each Person who deposited a Stock Certificate and any other agreements or instruments tendered to New dpiX by such Person, such Stock Certificate and other agreements or instruments.

          (h)  Escheat Laws.  Notwithstanding any provisions of this Section 2
               ------------
to the contrary, neither dpiX nor the Surviving Company shall be liable to any holder of the Stock Certificates formerly representing Common Shares or Preferred Shares for any property properly delivered or amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

          2.5  No Further Rights of Transfers. At and after the Effective Time,
               ------------------------------
each holder of a Stock Certificate shall cease to have any rights as a stockholder of dpiX, except for, in the case of a holder of a Stock Certificate (other than Excepted Shares), the right to surrender his or her Stock Certificate in exchange for the Merger Consideration therefor or, in the case of a Dissenting Stockholder, to perfect his or her right to receive payment for his or her shares pursuant to Delaware law if such holder has validly perfected and not withdrawn his or her right to receive payment for his or her shares. Stock Certificates presented to the Surviving Company after the Effective Time shall be canceled and exchanged as provided in this Section 2. At the close of business on the day of the Effective Time the stock ledger of dpiX with respect to the Common Shares and Preferred Shares shall be closed.

          2.6  Employee Stockholders and Stock Plan.
               ------------------------------------

          (a) Xerox shall cause the Board of Directors of dpiX to give all dpiX stockholders adequate notice of the proposed Merger and appraisal rights in accordance with section 262 of the Delaware Code.

          (b) Prior to the Effective Time, Xerox shall cause the Board of Directors of dpiX to adopt appropriate resolutions and take all other actions necessary to provide that (i) the Merger shall be determined to be a "Liquidity Event" pursuant to Section 8.1(c) of the dpiX 1996 Stock Option Plan ("1996
                                                                       ----
SOP") and Section 7(c) of the related stock option agreements ("Option
---                                                             ------
Agreements") (ii) the Exercise Price (as defined in the Option Agreements) shall
----------
be reduced to $0.01 under all Option Agreements and (iii) the stock rights granted under all of the Option Agreements shall have vested at or prior to the Effective Time pursuant to the last sentence of Section 8.1(c) of the 1996 SOP.

          (c) Xerox shall cause the Board of Directors of dpiX to take all actions necessary to assure that all Persons holding outstanding unexercised options heretofore granted under the 1996 SOP shall have been given (i) notice of the Merger and of the fact that the Merger will constitute a "Liquidity Event" (as defined in Section 8.1(c) of the 1996 SOP) in accordance with Section 8.1(c) of the 1996 SOP at least 30 days prior to the Closing Date, (ii) 30 days written notice that the options granted under the Stock Option Agreements will be terminated in accordance with Section 7(d) of the Option Agreements, (iii) all other notices required under the 1996 SOP and Option Agreements and (iv) notice that the 1996 SOP and Option Agreements will be terminated as of the Effective Time.

          (d) Xerox, dpiX and New dpiX shall consult with each other concerning the treatment of dpiX Stock Rights and dpiX shall comply with lawful actions requested by New dpiX as necessary to terminate as of the Effective Time the right of each holder of a dpiX Stock Right or any participant in any Stock Plans to acquire capital stock of dpiX or the Surviving Company. Xerox shall cause dpiX to take all actions so that, as of the Effective Time, neither dpiX nor the Surviving Company will be bound by any shares, options, warrants, rights or agreements which would entitle (i) Malcolm Thompson, Jean-Pierre Georges or Thomas Mager to any Merger Consideration or to own (by virtue of a right granted by dpiX) any capital stock of dpiX or of the Surviving Company or receive any payment in respect thereof or (ii) any Person to own (by virtue of a right granted by dpiX other than in accordance with the 1996 SOP) any capital stock of dpiX or of the Surviving Company or to receive any payment in respect thereof.

          2.7  Certificate of Formation of the Surviving Company.  The
               -------------------------------------------------
certificate of formation of New dpiX, as in effect immediately prior to the Effective Time and attached hereto as Exhibit L, shall be the certificate of
                                      ---------
formation of the Surviving Company and thereafter shall continue to be its certificate of formation (the "Certificate of Formation") until amended as
                               ------------------------
provided therein and in the New dpiX LLC Agreement and under the LLC Act.

          2.8  Limited Liability Company Agreement of the Surviving Company.
               ------------------------------------------------------------
The New dpiX LLC Agreement, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company and thereafter shall continue to be its limited liability company agreement until amended as provided therein and under the Certificate of Formation and the LLC Act.

          2.9  Managers and Officers of the Surviving Company.  At the Effective
               ----------------------------------------------
Time, the manager of New dpiX immediately prior to the Effective Time and a manager to be appointed by Xerox shall comprise the board of managers of the Surviving Company, each of such managers to hold office, subject to the applicable provisions of the Certificate of Formation and the New dpiX LLC Agreement, until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of dpiX immediately prior to the Effective Time shall, subject to the applicable provisions of the Certificate of Formation and the New dpiX LLC Agreement, be the officers of the Surviving Company until their respective successors shall be duly elected or appointed and qualified.

          2.10 Contribution of Capital.  Immediately prior to the Effective
               -----------------------
Time, Xerox will make a contribution to the capital of dpiX in the amount of the then outstanding intercompany debt owed by dpiX to Xerox.

          2.11 Execution and Delivery of Related Documents.  At the Effective
               -------------------------------------------
Time, each Party, upon satisfaction of all conditions precedent for the benefit of such Party, shall execute each of the Related Documents to which it is to be a party and deliver to each other party thereto each such Related Document.

          2.12 Closing.  The closing of the transactions contemplated hereby
               -------
(the "Closing") shall take place at the offices of White & Case LLP, 1155 Avenue
      -------
of the Americas, New York, New York, within seven (7) days after the last of the conditions set forth in Section 6 hereof is fulfilled or waived (subject to applicable law) or at such other time and place and on such other date as the Parties shall mutually agree (the "Closing Date").
                                   ------------

                                   SECTION 3
                        REPRESENTATIONS AND WARRANTIES
                                   OF XEROX

          Xerox represents, warrants and agrees as of the date hereof that the following statements set forth in this Section 3 and in the Schedules attached hereto (which Schedules are hereby incorporated herein by reference) are true, accurate and complete and are not misleading:

          3.1  Capitalization.  The authorized capital stock of dpiX is (i)
               --------------
65,000,000 Common Shares, $0.001 par value, of which 2,000 shares are issued and outstanding as of the date of this Agreement and (ii) 45,000,000 Preferred Shares, $0.001 par value, of which 16,000,000 Series A and 21,249,630 Series B shares are issued and outstanding as of the date of this Agreement. Xerox is the holder of all Preferred Shares and 1,000 of the Common Shares. Set forth in
Schedule 3.1 is a complete list of all other holders of record of Common Shares as of the date hereof with the number of Common Shares held by each. All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 3.1, there are no, and
                                                ------------
as of the Effective Time there will be no, outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any Common Shares, Preferred Shares, any other securities of dpiX, or any other equity interest in dpiX or its business. No stock plan, stock purchase, stock option or other agreement or understanding between dpiX and any holder of any equity securities or rights to purchase equity securities, other than the 1996 SOP, provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding upon any merger, sale of stock or assets, change in control or other similar transaction by dpiX. Except as set forth in dpiX's certificate of incorporation, dpiX has no obligation (contingent or other) to pay any dividend or to make any other distribution in respect of any of its equity securities.

          3.2  Books and Records.  The copy of the by-laws of dpiX attached
               -----------------
hereto as Exhibit M is true and complete, and such bylaws are in full force and
          ---------
effect.

          3.3  Encumbrances.  Except as set forth on Schedule 3.6, there is no
               ------------
encumbrance, lien or charge on the property and assets of dpiX, except for (i) liens reflected in the Signing Balance Sheet, (ii) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by dpiX in the operation of its business, and (iii) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent.

          3.4  Binding Effect.  This Agreement has been, and each of the Related
               --------------
Documents to which Xerox and/or dpiX is a party when delivered by Xerox will be, duly executed and delivered by Xerox and dpiX and when so executed and delivered will constitute the valid and binding agreement of Xerox and dpiX enforceable against Xerox and dpiX, respectively, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect.

          3.5  Subsidiaries.  dpiX does not have and has never had any
               ------------
Subsidiary or Subsidiaries and does not presently own or control, directly or indirectly, any equity interest in any Entity. dpiX is not a participant in any joint venture, partnership or similar arrangement.

          3.6  Material Contracts.  Except as set forth on Schedule 3.6 or as
               ------------------                          ------------
may be included in any contract or agreement with New dpiX, Trixell S.A., Planar Systems or Varian Medical Systems, Inc., (such contracts or agreements with New dpiX, Trixell S.A., Planar Systems, Inc. or Varian Medical Systems, Inc., the

"Consortium Contracts") dpiX has not knowingly contracted for (a) any material
---------------------
liabilities, commitments or undertakings, (b) any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, (c) any agreement, contract or commitment relating to the employment or retention of employment of any Person by dpiX or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan, (d) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock, (e) any warrant or other agreement to sell shares of its capital stock, (f) any agreement, contract or commitment relating to capital expenditures in excess of $50,000 per individual item or $150,000 in the aggregate, (g) any loan or advance to, or investment in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (h) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person other than dpiX (other than the endorsement of negotiable instruments for collection in the ordinary course of business), (i) any management service, consulting or any other similar type contract, (j) any agreement, contract or commitment limiting the ability of dpiX to engage in any line of business or to compete with any Person or (k) any agreement, contract or commitment entered into in the ordinary course of business which involves $50,000 or more and is not cancelable without penalty within 30 days of the Closing Date. Each contract or agreement set forth on
Schedule 3.6 (or required to be set forth on Schedule 3.6) other than the
------------                                 ------------
Consortium Contracts is in full force and effect. dpiX is not in breach of or default under any contract or agreement set forth on Schedule 3.6 (or required
                                                     ------------
to be set forth on Schedule 3.6) other than the Consortium Contracts in any
                   ------------
material respect, it has not received any written notice of breach or basis for breach or intention to terminate from any other party to such contracts or agreements other than the Consortium Contracts, and, to the best knowledge, information and belief of Xerox and dpiX, the other parties thereto are not in breach of or default under the same. Except as set forth in Schedule 3.6, there
                                                             ------------
are no contractual arrangements between Xerox and its Affiliates, on the one hand, and dpiX, on the other hand.

          3.7  Restrictive Documents.  Except as set forth in Schedule 3.7, dpiX
               ---------------------                          ------------
is not (a) subject to any law, order, judgment or decree, or any other governmental restriction of any kind or character or (b) a party to a contract, which would be violated or breached as a result of the execution and delivery of this Agreement and the Related Documents to which dpiX is a party, the consummation of the Merger or dpiX's performance of its obligations hereunder or under the Related Documents.

          3.8  Litigation.  There is no action, suit, proceeding at law or in
               ----------
equity, arbitration or administrative or other proceeding by or before any Governmental Entity pending against or impacting dpiX, or any of its properties or rights, and neither Xerox nor dpiX have received any written notice that any of the foregoing have been threatened against dpiX. dpiX is not subject to any judgment, order or decree entered in any lawsuit or proceeding which may have a Material Adverse Effect on dpiX. dpiX has no present intent to initiate legal proceedings against any Person.

          3.9  Year 2000 Problem. dpiX has made all reasonable efforts to
               -----------------
determine that (a) all software, including source and object code, hardware and other products in production, design or development by dpiX and (b) all computer and telecommunications software and hardware, including source and object code, necessary to carry on dpiX's business substantially as currently conducted, that contains or calls on a calendar function that is indexed to a computer processing unit clock, provides specific dates or calculates spans of dates, is able, or can, without material expense, be made to be able, to record, store, transmit, receive, process and provide true and accurate dates and calculations for dates and spans of dates including and following January 1, 2000 (including leap year calculations) and will not, by themselves, create any logical or mathematical inconsistency or malfunction or cease to function when processing date/time data under such circumstances ("Year 2000 Issues"). Neither Xerox nor dpiX have any
                           ----------------
knowledge of any problems concerning the Year 2000 Issues that would have a Material Adverse Effect on dpiX or New dpiX.

          3.10 Export Licenses and Security Clearances.  dpiX is not required to
               ---------------------------------------
have any export licenses or security clearances with or granted by any Governmental Entity in order to enable dpiX to carry on its business as presently conducted.

          3.11 Broker's or Finder's Fees.  Except as set forth on Schedule 3.11,
               -------------------------                          -------------
no agent, broker, person or firm acting on behalf of Xerox or dpiX is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement. Xerox agrees to pay any commission or broker's or finder's fees listed (or required to be listed) on Schedule 3.11.
                                                                  -------------

          3.12 Financial Statements.  Except as set forth on Schedule 3.12, the
               --------------------
Signing Balance Sheet and the financial statements for the one-year period ending December 31, 1998 and the three-month period ending March 31, 1999 attached hereto as Exhibit 3.12 are, and the Closing Balance Sheet when delivered in accordance herewith will be prepared in accordance with US GAAP and fairly present in all material respects the financial condition of dpiX at the date and for the periods presented. There have been no material or extraordinary changes in dpiX's business, operations, assets, financial condition or results of operations since the Signing Balance Sheet Date.

          3.13 Taxes.
               -----

          (a)  Tax Returns.  Xerox and dpiX have filed or caused to be filed
               -----------
with the appropriate taxing authorities all returns, statements, forms and reports for Taxes (the "Returns") that are required to be filed by, or with
                        -------
respect to, dpiX on or prior to the Closing Date (taking into account all valid extensions of time to file such returns). The Returns have accurately reflected in all material respects and will accurately reflect in all material respects all liability for Taxes of dpiX for the periods covered thereby.

          (b)  Payment of Taxes.  All material Taxes and Tax liabilities of dpiX
               ----------------
for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date have been paid or adequately accrued and disclosed and fully provided for on the books and records of Xerox and dpiX in accordance with US GAAP.

          3.14 Intellectual Properties.  Neither Xerox nor dpiX has received
               -----------------------
any written notice of any claim adverse to the interests of dpiX in the Intellectual Property (i) owned or licensed by dpiX or (ii) licensed by Xerox to dpiX and used or necessary for use in the business of dpiX as presently conducted, including any claim that any such Intellectual Property is in whole or in part invalid, unenforceable, ineffective or breaches or infringes the rights of others. To the best knowledge, information and belief of Xerox and dpiX, no Person has infringed or otherwise violated dpiX's right in any Intellectual Property licensed by Xerox to dpiX. No litigation is pending wherein dpiX is accused of infringing or otherwise violating the Intellectual Property right of another Person, or of breaching a contract conveying a right to it under Intellectual Property. To the best knowledge, information and belief of Xerox and dpiX, no such claim has been asserted or threatened in writing against dpiX. Except as set forth in Schedule 3.14, neither Xerox nor dpiX have granted any third party a license for the use of any Xerox or dpiX Intellectual Properties in the "dpiX Field" (as defined in the Technology Agreement).

                                   SECTION 4
                  REPRESENTATIONS AND WARRANTIES OF NEW DPIX

          New dpiX represents, warrants and agrees as of the date hereof that the following statements set forth in this Section 4 are true, accurate and complete and are not misleading:

          4.1  Binding Effect.  This Agreement has been, and each of the Related
               --------------
Documents to which New dpiX is a party when delivered by New dpiX at Closing will be, duly executed and delivered by New dpiX and when so executed and delivered will constitute the valid and binding agreement of New dpiX enforceable against New dpiX in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect.

          4.2  Restrictive Documents.  New dpiX is not (a) subject to, or a
               ---------------------
party to, any law, order, judgment or decree, or any other governmental restriction of any kind or character or (b) a party to any contract, which would be violated or breached as a result of the execution and delivery of this Agreement and the Related Documents to which New dpiX is a party, the consummation of the Merger or New dpiX's performance of its obligations under the Related Documents.

          4.3  Broker's or Finder's Fees.  No agent, broker, person or firm
               -------------------------
acting on behalf of New dpiX is, or will be, entitled to any commission or broker's or finder's fees from any of the Parties hereto, or from any Person controlling, controlled by or under common control with any of the Parties hereto, in connection with any of the transactions contemplated by this Agreement.

                                   SECTION 5
                   TRANSACTIONS PRIOR TO THE EFFECTIVE TIME

          5.1  Conduct of the Business of dpiX Prior to Effective Time.  During
               -------------------------------------------------------
the period from the date of this Agreement to the Effective Time, Xerox shall cause dpiX to, and dpiX shall: (x) conduct dpiX's respective operations only according to the ordinary and usual course of business as established on the date hereof (i.e., an orderly wind down provided that neither Xerox nor dpiX take any action that would materially impair their ability to consummate the transactions contemplated herein); use reasonable efforts to preserve intact its business organizations; keep available the services of its officers and employees; and maintain existing relationships with licensors, suppliers, distributors, customers, landlords, employees, agents and others having material business relationships with dpiX; (y) discuss with New dpiX operational matters of a significant nature (including, without limitation, the cancellation or waiver of any claim or right in excess of $10,000) and (z) report bi-weekly to New dpiX concerning the business, operations and finances of dpiX. Notwithstanding the immediately preceding sentence, prior to the Effective Time, except as may be first approved in writing by New dpiX or as is otherwise permitted or required by this Agreement, Xerox shall cause dpiX to, and dpiX shall: (a) refrain from amending or modifying dpiX's articles of incorporation, certificates of incorporation and by-laws from their respective forms on the date of this Agreement, (b) refrain from (i) paying bonuses (other than retention bonuses pursuant to preexisting arrangements previously disclosed in writing to, and approved by, New dpiX), (ii) increasing any salaries, or (iii) paying or increasing any other compensation, in each case, to any officer or employee or entering into any employment, severance, or similar agreement with any officer or employee, (c) refrain from adopting or increasing any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any of dpiX's directors, officers or employees, (d) except to the extent permitted by any other clauses of this Section 5.1, refrain from entering into any contract or commitment except contracts and commitments in the ordinary and usual course of business as established on the date hereof, (e) refrain from increasing dpiX's indebtedness for borrowed money, except interest free borrowings from Xerox, (f) refrain from canceling or waiving any claim or right of substantial value which individually or in the aggregate is significant, (g) refrain from declaring or paying any dividends in respect of dpiX's capital stock, or redeeming, purchasing or otherwise acquiring any of dpiX's securities, (h) refrain from making any material change in accounting methods or practices, except as required by law or US GAAP, (i) refrain from issuing or selling any shares of capital stock or any other securities, as the case may be, or issuing any securities convertible into, or options, warrants or rights to purchase or subscribe to, or entering into any arrangement or contract with respect to the issue and sale of, any shares of dpiX's capital stock or any other securities, or making any other changes in its capital structures, except such issuances or sales of securities which dpiX is already obligated to make as of the date of this Agreement and which are disclosed in writing to New dpiX, (j) refrain from establishing or acquiring any Entity, (k) refrain from selling, leasing or otherwise disposing of any asset or property other than in the ordinary and usual course of business as established on the date hereof, (l) refrain from making any capital expenditure or commitment therefor, except in the ordinary and usual course of business established on the date hereof, (m) except as provided in Schedule 8 to the Fair Pricing Agreement, refrain from releasing a third party from its obligations under any notes or accounts receivable, and (n) refrain from agreeing in writing to do any of the foregoing; provided however,
                                                             -------- -------
that no reference herein to the "ordinary and usual course of business as established on the date hereof" shall include a shut-down of any of dpiX's operations that are included in the Business Plan.

          5.2  Review of dpiX; Confidentiality.
               -------------------------------

          (a) New dpiX may, prior to the Closing Date and during regular business hours, directly or through its representatives, review the properties, books and records of dpiX and its financial and legal condition to the extent New dpiX deems necessary or advisable to familiarize itself with such properties and other matters; such review shall not, however, affect the representations and warranties made by Xerox in this Agreement or the remedies of New dpiX for breaches of those representations and warranties. Xerox shall cause dpiX to and dpiX shall permit New dpiX and its representatives to have, immediately after the date of execution of this Agreement, full access to the premises during regular business hours, to the officers, employees and to all the books and records of dpiX and to cause the officers of dpiX to furnish New dpiX with such financial and operating data and other information with respect to the business and properties of dpiX as New dpiX shall from time to time reasonably request.

          (b) In the event of termination of this Agreement, New dpiX shall keep confidential any material information obtained from dpiX concerning dpiX's properties, operations and business (unless readily ascertainable from public or published information or trade sources) until the same ceases to be material (or becomes so ascertainable) and, at the request of dpiX, shall return to dpiX or destroy (at the discretion of New dpiX) all copies of any schedules, statements, documents, source codes, object codes, programs and flowcharts or other written information obtained in connection therewith, including, but not limited to, any materials prepared by New dpiX or its representatives (except for work product encompassed by the attorney-client or attorney work product privileges) containing any such confidential information, except to the extent that such materials contain information confidential to New dpiX, in which case such materials shall not be returned, but destroyed. dpiX shall deliver or cause to be delivered to New dpiX such additional instruments, documents, certificates and opinions as New dpiX may reasonably request for the purpose of (i) verifying the information set forth in this Agreement and on any Schedule or Exhibit attached hereto and (ii) consummating or evidencing the transactions contemplated by this Agreement.

          (c) In the event of termination of this Agreement, Xerox and dpiX shall keep confidential any material information obtained from New dpiX, its members and their Affiliates concerning their properties, operations and business (unless readily ascertainable from public or published information or trade sources) until the same ceases to be material (or becomes so ascertainable) and, at the request of New dpiX, shall return to New dpiX or destroy all copies of any schedules, statements, documents or other written information obtained in connection therewith, including any materials prepared by Xerox or dpiX or their representatives (except for work product encompassed by the attorney-client or the attorney work product privileges) containing any such confidential information, except to the extent that such materials contain information confidential to Xerox or dpiX, in which case such materials shall not be returned, but destroyed.

          5.3  Exclusive Dealing.  Xerox and dpiX shall not, and shall not
               -----------------
permit any of their Subsidiaries to, and Xerox, dpiX and their Subsidiaries shall not authorize or permit any officer, director or employee of, or any financial advisor, attorney, accountant or other advisor or representative retained by, Xerox, dpiX or any of their Subsidiaries to, solicit, initiate, encourage (including by way of furnishing information), endorse or enter into any agreement with respect to, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal.

          5.4  Reasonable Efforts.  Each of Xerox, dpiX and New dpiX shall, and
               ------------------
Xerox shall cause dpiX to, cooperate and use their respective reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective reasonable efforts to obtain, (i) prior to the Effective Time, all licenses, permits, consents, approvals, authorizations, qualifications and orders of Government Entities and parties to contracts with Xerox or dpiX, as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger and (ii) after the Effective Time, all licenses, permits, consents, approvals, authorizations from Government Entities and orders as necessary for New dpiX to continue the business and operations of dpiX to the extent not received prior to the Effective time; provided, however, that in
                                                 --------  -------
order to obtain any such consent, approval or authorization no (a) loan agreement or contract for borrowed money shall be repaid except as currently required by its terms, in whole or in part, (b) contract shall be amended to increase the amount payable thereunder or otherwise to be more burdensome to dpiX, New dpiX or Xerox or (c) Party shall, and no Party shall be required to, commit to any divestiture transaction, agree to sell or hold separate or agree to license to such Party's competitors, before or after the Effective Time, any of dpiX's businesses, product lines, properties or assets, or agree to any changes or restrictions in the operation of such businesses, product lines, properties or assets.

          5.5  Inventory and Fixed Asset Write-Down.  Notwithstanding anything
               ------------------------------------
to the contrary in Section 5.1, the Parties hereto agree that dpiX and Xerox representatives shall, prior to the Effective Time, review dpiX's inventory on hand, capitalized lease and leasehold improvements appearing on the Signing Balance Sheet and shall, in accordance with GAAP and after consultation with (but not agreement from) the Manager (or such Manager's designated representative) of New dpiX, write down (and if appropriate destroy or sell for salvage), prior to the Effective Time, portions of such capital lease and leasehold improvements and such inventory which is defective, damaged, obsolete, worthless or surplus, taking into account the Business Plan of the New dpiX.

                                   SECTION 6
                        CONDITIONS PRECEDENT TO MERGER

          6.1  Conditions Precedent to Obligations of Xerox, dpiX and New dpiX.
               ---------------------------------------------------------------
The respective obligations of New dpiX, on the one hand, and Xerox and dpiX, on the other hand, to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Closing Date of each of the following conditions:

          (a)  Statutes; Governmental Approvals.  No statute, rule, regulation,
               --------------------------------
executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger;

          (b)  No Litigation.  No litigation shall have been threatened or
               -------------
instituted against Xerox, dpiX or New dpiX for a temporary or preliminary or permanent injunction or other order issued by a court or other government body or by any public authority to restrain or prohibit or restraining or prohibiting the consummation of the Merger;

          (c)  Related Documents.  Each of the Related Documents shall be in
               -----------------
full and effect;

          (d)  Landlord and Lessor Consents.  Xerox shall have obtained the
               ----------------------------
written consents of the landlords and lessors necessary for Xerox to execute, deliver and perform under the Building 34 Sublease and ATEL Assignment; and

          (e)  New dpiX Capitalization.  Each of dpiX Holding and Xerox shall
               -----------------------
have made the capital contributions described in Section 3.2 of the New dpiX LLC Agreement.

          6.2  Conditions Precedent to Obligations of New dpiX.  The obligation
               -----------------------------------------------
of New dpiX to effect the Merger is also subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

          (a)  Truth of Representations and Warranties.  The representations and
               ---------------------------------------
warranties of Xerox and dpiX contained herein and in the Related Documents to which Xerox and/or dpiX is a party shall be true and accurate in all material respects, in each case at and as of the date of this Agreement or such Related Document and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date, in which case such representation shall be true and accurate in all material respects as of such earlier date), and Xerox shall have delivered to New dpiX a certificate from an Authorized Representative of Xerox, dated the Closing Date to such effect;

          (b)  Performance of Agreements.  All of the agreements of Xerox and
               -------------------------
dpiX to be performed prior to the Closing pursuant to the terms of this Agreement and the Related Documents to which Xerox and/or dpiX is a party shall have been duly performed in all material respects as of the Closing Date, and Xerox shall have delivered to New dpiX a certificate from an Authorized Representative of Xerox, dated the Closing Date, to such effect;

          (c)  Governmental Consents.  All governmental and other consents and
               ---------------------
approvals, necessary to permit the consummation of the transactions contemplated hereby and by the Related Documents and to permit New dpiX to commence operations at dpiX's present facilities shall have been received (including, without limitation, approvals required under

European Union Council Regulation (EC) No. 4064/89 as amended by Council Regulation (EC) No. 1310/97), and all pre-consummation waiting or review periods under applicable law, required, proper or advisable (including, without limitation, the U.S. Omnibus Trade and Competitiveness Act of 1988 and Defense Production Act of 1950), for consummation of such transactions, shall have expired (or terminated);

          (d)  Opinion of Counsel.  On the Closing Date, New dpiX shall have
               ------------------
received a favorable opinion in the agreed form attached hereto as Exhibit N,
                                                                   ---------
dated the Closing Date, of in-house, counsel to Xerox;

          (e)  Good Standing and Other Certificates.  As of the Closing Date,
               ------------------------------------
(i) Xerox shall have delivered to New dpiX (A) copies of dpiX's certificate of incorporation including all amendments thereto, certified by the Delaware Secretary of State as of a date close to the Closing Date, (B) certificates from the Delaware Secretary of State to the effect that dpiX is in good standing in such jurisdiction and listing all charter documents of dpiX on file, (C) a certificate from the California Secretary of State as of a date close to the Closing Date to the effect that dpiX is in good standing in such State, (D) a certificate as to the tax status of dpiX as of a date close to the Closing Date from the appropriate official in its jurisdiction of incorporation and each state in which dpiX is qualified to do business, (E) a certificate from the New York Secretary of State as of a date close to the Closing Date to the effect that Xerox is in good standing in such State, (F) a certificate from the Secretary or an Assistant Secretary of Xerox certifying a copy of Xerox's certificate of incorporation, by-laws and standing resolution granting the Xerox officer executing this Agreement the power and authority to do so, and (G) incumbency certificates from the Secretaries or Assistant Secretaries of Xerox and dpiX and (ii) Xerox shall be in good standing in the State of New York and dpiX in good standing in the States of California and Delaware;

          (f)  Closing Balance Sheet.  New dpiX shall have received at least
               ---------------------
three Business Days prior to the Closing Date the Closing Balance Sheet certified as true and correct by an Authorized Representative of Xerox and New dpiX shall have been given reasonable access to the books and records of dpiX to confirm the information contained therein prior to the Effective Time.

          (g)  No Material Adverse Change.  As of the Closing Date, there shall
               --------------------------
not have occurred any change or development that has or could reasonably be expected to have a Material Adverse Effect on dpiX provided, however, any writedown in accordance with Section 5.5 shall not constitute a Material Adverse Effect;

          (h)  Proceedings.  As of the Closing Date, the resolutions duly
               -----------
adopted by dpiX's Board of Directors and dpiX's stockholders, approving the Merger and authorizing the transactions contemplated hereby, as previously delivered to New dpiX shall remain in full force and effect, without amendment, and Xerox shall have delivered to New dpiX a certificate from an Authorized Representative of Xerox, dated the Closing Date to such effect;

          (i)  Termination of Agreements.  All contractual arrangements between
               -------------------------
dpiX and Xerox or any Affiliate thereof other than the Related Documents shall have been terminated and, except as provided on Schedule 6.2(i), without any
                                                ---------------
liability to New dpiX; and

          (j)  Notice to Option Holders.  dpiX shall have (i) declared the
               ------------------------
Merger a "Liquidity Event" in accordance with the terms of Section 7(c) the Option Agreements, (ii) provided each Person that is a party to an Option Agreement the notices required thereunder and hereunder with respect to the Merger as a Liquidity Event and (iii) delivered a Common Certificate to each Person that exercises his or her option rights under the Stock Option Agreements prior to the Effective Time.

          6.3  Conditions Precedent to Obligations of dpiX and Xerox.  The
               -----------------------------------------------------
obligations of dpiX and Xerox to effect the Merger are also subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

          (a)  Opinion of Counsel.  Xerox shall have received (i) a favorable
               ------------------
opinion in the agreed form attached hereto as Exhibit O, dated the Closing Date,
                                              ---------
of White & Case LLP, counsel to New dpiX;

          (b)  Good Standing Certificate.  As of the Closing Date, (i) New dpiX
               -------------------------
shall have delivered to Xerox (A) copies of New dpiX's certificate of formation including all amendments thereto, certified by the Delaware Secretary of State as of a date close to the Closing Date as of a date close to the Closing Date,
(B) a certificate from the Delaware Secretary of State as of a date close to the Closing Date to the effect that New dpiX, is in good standing in such State, and listing all charter documents of New dpiX on file, (C) a certificate from the California Secretary of State as of a date close to the Closing Date to the effect that New dpiX is in good standing in that state and (D) a certificate as to the tax status of New dpiX as of a date close to the Closing Date from the appropriate official in the jurisdiction of its incorporation and California and
(ii) New dpiX shall be in good standing in the State of Delaware;

          (c)  Truth of Representations and Warranties.  The representations and
               ---------------------------------------
warranties of New dpiX contained herein and in the Related Documents to which New dpiX is a party shall be true and accurate in all material respects, in each case at and as of the date of this Agreement or such Related Document and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date, in which case such representation shall be true and accurate in all material respects as of such earlier date), and New dpiX shall have delivered to Xerox a certificate from an Authorized Representative of New dpiX, dated the Closing Date, to such effect;

          (d)  Performance of Agreements.  All of the agreements of New dpiX to
               -------------------------
be performed prior to the Closing pursuant to the terms of this Agreement and the Related Documents to which New dpiX is a party shall have been duly performed in all material respects, and New dpiX shall have delivered to Xerox a certificate, dated the Closing Date, to such effect;

          (e)  Proceedings.  As of the Closing Date, the resolutions duly
               -----------
adopted by New dpiX's Management Committee, approving the Merger and authorizing the transactions contemplated hereby, as previously delivered to Xerox shall remain in full force and effect, without amendment; and New dpiX shall have delivered to Xerox a certificate from an Authorized Representative of New dpiX, dated the Closing Date, to such effect; and

          (f)  No Material Adverse Change.  As of the Closing Date there shall
               --------------------------
not have occurred any change or development that has or could reasonably be expected to have a Material Adverse Effect on New dpiX.

          (g)  Wastewater Treatment Permit.  Xerox shall have obtained from the
               ---------------------------
State of California the permits, consents or variances necessary for Xerox Palo Alto Research Center to share with the Surviving Company the wastewater treatment facility located at 3406 Hillview Avenue, Palo Alto, California.

                                   SECTION 7
                                   COVENANTS

          7.1  Takeover Statutes.  If any Takeover Statute is or may become
               -----------------
applicable to the Merger, each of New dpiX, dpiX and Xerox shall take such actions as are reasonably necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger and such other transactions.

          7.2  Government Matters.  Xerox and dpiX will furnish New dpiX with
               ------------------
such information as New dpiX may reasonably request in connection with any application or notification New dpiX may make to applicable Governmental Entities in connection with the transactions contemplated hereby or any existing contracts between dpiX and any Governmental Entities. Xerox and dpiX will cooperate with New dpiX, to the extent New dpiX may reasonably request, to enable it to make such applications or notifications as promptly as practicable, including without limitation, providing access to any and all employees of Xerox and dpiX. Xerox and dpiX shall perform such other actions to obtain prompt favorable action from any such agency or body as may be reasonably requested by New dpiX.

          7.3  Xerox and dpiX Contracts. As of the Effective Time, (a) all
               ------------------------
contracts and agreements between Xerox and dpiX other than the Related Documents shall, automatically and without any further act by any party or other person, terminate and, except as provided on Schedule 6.2(i), all claims, obligations and liabilities between Xerox and dpiX shall be deemed satisfied and (b) Xerox shall have caused all contracts and agreements between any Affiliate of Xerox and dpiX to be terminated and, except as provided on Schedule 6.2(i), all claims, obligations
                                      --------------
and liabilities between such Affiliate and dpiX shall be deemed satisfied.

         7.4   Employee Retention and Severance.  Xerox shall cause dpiX to
               --------------------------------
terminate prior to the Effective Time all of dpiX employees identified on Exhibit P whose services will not be required under the Business Plan. Xerox shall be liable for the lesser of $400,000 or 50% of the employee severance costs incurred by dpiX or New dpiX in terminating the employment of dpiX and New dpiX employees in accordance with this Section 7.4. Xerox shall also reimburse New dpiX up to $950,000 of the employee retention costs incurred by dpiX and New dpiX in implementing the Retention Plan.

         7.5   Warehouse Space.  Commencing on the Effective Date, Xerox shall
               ---------------
store New dpiX parts and products at the warehouse subleased to Xerox and located at 1320 Willow Road, Menlo Park, California (the "Warehouse"); provided,
                                                          ---------
however, the space made available for this purpose shall not exceed dpiX's current space usage of approximately 10,000 square feet. The parts and finished products being stored at the Warehouse shall be similar to what is being stored there by dpiX on the date hereof and, in no event, shall New dpiX store any Hazardous Materials at the Warehouse. New dpiX agrees that in the event either the lessor or sublessor of the Warehouse shall object to the storage of New dpiX parts and products then the storage arrangement described herein shall be terminated upon ten (10) days notice from Xerox to New dpiX, with no liability to Xerox as a result of said termination. On the first day of each month New dpiX shall pay Xerox Five Thousand ($5000.00) Dollars for the use of the Warehouse storage space. New dpiX acknowledges that it is aware that Xerox's sublease for the Warehouse terminates on December 31, 1999. New dpiX hereby agrees that all new dpiX parts and products shall be removed by New dpiX from the Warehouse prior to December 31, 1999, whether or not Xerox may (but shall not be obligated to) remove said parts and products to another location at New dpiX's sole cost and expense, payable and reimbursable to Xerox immediately upon demand, and (ii) New dpiX shall be liable to Xerox for any and all losses, damages, costs and expenses, including without limitation, holdover rent, that may be incurred by Xerox as a result of New dpiX's failure to remove its parts and products prior to December 31, 1999. New dpiX will be fully responsible for its parts and products stored at the Warehouse. New dpiX hereby releases Xerox, the landlord, the building manager and any mortgagee from any and all liability for loss or damage to the parts and products New dpiX will store at the Warehouse.

                                   SECTION 8
                                  TERMINATION

         8.1   Events of Termination.  This Agreement may be terminated at any
               ---------------------
time prior to the Effective Time (a) by mutual written agreement of the Parties,
(b) on or after July 1,

1999 (or such later date as the Parties may have agreed to in writing) by New dpiX, by written notice to Xerox and dpiX, if the conditions set forth in
Section 6.1 and Section 6.2 hereof shall not have been complied with or performed in any material respect and New dpiX shall at such time not be in material breach of any of its representations, warranties, covenants or agreements contained herein, (c) on or after July 1, 1999 (or such later date as the Parties may have agreed to in writing) by Xerox or dpiX, by written notice to New dpiX, if the conditions set forth in Section 6.1 and Section 6.3 hereof shall not have been complied with or performed in any material respect and neither Xerox nor dpiX shall at such time not be in material breach of any of their representations, warranties, covenants or agreements contained herein, (d) by any of the Parties by written notice to the other Parties if the relevant European Union competition law Governmental Entity (or authorities of any member state including the German Cartel office) proceed to a secondary phase of inquiry into notification filed therewith in respect of the Merger, (e) by any Party, by written notice to the other Parties, if prior to the Effective Time, a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or (f) on or after July 30, 1999 by any Party, for any reason, by written notice to the other Parties.

          8.2  Effect of Termination.  In the event that this Agreement shall be
               ---------------------
terminated pursuant to Section 8.1, all further obligations of the Parties hereto under this Agreement (other than pursuant to Sections 5.2(b) and (c),
11.2 and 11.5 which shall continue in full force and effect) shall terminate without further liability or obligation of any Party to any other Party hereunder; provided, however, that no Party shall be released from liability
           --------  -------
hereunder if this Agreement is terminated and the transaction abandoned by reason of (a) the willful failure of such Party to have performed its obligations hereunder and (b) any knowing misrepresentation made by such Party regarding any matter set forth herein.

                                   SECTION 9
                          SURVIVAL OF REPRESENTATIONS

          9.1  Survival of Representations.   All representations, warranties,
               ---------------------------
covenants and agreements of the Parties in this Agreement shall survive the Effective Time; provided, however, (a) the representations of Xerox in Sections
                --------  -------
3.4 through 3.12 shall survive until the third anniversary of the Closing Date,
(b) the representations in Section 3.13 shall survive until the applicable statute of limitations as extended for any claim against dpiX or New dpiX thereunder expires and (c) the representations of Xerox in Section 3.14 shall survive until the fifth anniversary of the Closing Date.

                                  SECTION 10
                                  INDEMNITY

          10.1 Xerox Indemnities.  Xerox shall indemnify, protect, defend and
               -----------------
hold harmless New dpiX, and any of its Affiliates and each of their respective officers, directors, members, stockholders, employees, servants, and agents (each an "Indemnified Person") against any and all liabilities, obligations,
          ------------------
losses, damages, penalties, claims, costs, expenses (including reasonable attorneys' fees and expenses), actions or suits of whatsoever kind and nature (whether arising on the basis of negligence, strict or absolute liability or liability in tort) ("Losses") which may be imposed on, incurred by, suffered by,
                     ------
or asserted against, directly or indirectly, an Indemnified Person (whether or not named) or through the application of New dpiX's assets as a result of, in connection with or arising out of (i) any investigation, cleanup, removal, remediation or response action required under any Environmental Law in connection with the actual or alleged presence or release of Hazardous Materials on any property currently or previously owned or operated by dpiX or its predecessors ("Company Property") on or prior to the Closing Date; and (ii) any
               ----------------
Environmental Claim or violation of any Environmental Law relating to (x) any Company Property or (y) the operations of Xerox or dpiX, their Affiliates, agents, contractors or subcontractors, in the case (x) or (y) to the extent arising from conditions, events or circumstances occurring or existing on or prior to the Closing Date, whether or not known prior to the Effective Time;
(iii) liabilities of dpiX for income Taxes that are attributable to all periods prior to the Effective Time; (iv) liabilities of dpiX for any funding obligations under any qualified benefit plans of dpiX, Xerox or any Affiliate of Xerox that relate to liabilities that accrued on or before the Effective Time;
(v) the termination of employment of any dpiX or Xerox employee terminated prior to the Effective Time (whether or not such termination was requested by New dpiX) except as otherwise provided in Section 7.4; (vi) any breach of Xerox's obligations under the second sentence of Section 2.6(d) and (vii) any breach of Xerox's representations or warranties set forth in Section 3 provided that the indemnity in this clause (vii) shall be subject to an aggregate cap of $5,000,000 except in the case of fraud. Additionally, Xerox agrees to indemnify and hold harmless each Indemnified Person and any successor to New dpiX's interest in the chain-of-title to the Company Property, their directors, officers, employees and agents from and against all Losses suffered or paid, directly or indirectly, through application of New dpiX's assets or otherwise, as a result of, in connection with or arising out of the actual or alleged presence of Hazardous Materials on any Company Property as of the Closing Date or any Environmental Claim based on the conduct of dpiX or any of its Affiliates on or prior to the Closing Date

          10.2 New dpiX Indemnity.  New dpiX shall indemnify Xerox against any
               ------------------
claims of third parties claiming compensation commissions or expenses for services as a broker or finder based on the obligations of New dpiX.

                                  SECTION 11
                                 MISCELLANEOUS

          11.1 Knowledge.  Except as otherwise set forth herein, where any
               ---------
representation or warranty contained in this Agreement that is expressly qualified by reference to the best knowledge, information and belief of Xerox or dpiX, Xerox and dpiX confirm that dpiX's chief executive officer, president, principal accounting officer and counsel have made due and diligent inquiry as to the matters that are the subject of such representations and warranties.

          11.2 Expenses.  The Parties hereto shall pay all of their own expenses
               --------
relating to the transactions contemplated by this Agreement and the documents described herein, including, without limitation, the fees and expenses of their respective counsel, auditors and financial advisers. The legal, accounting and other expenses of Xerox and dpiX in connection with the Merger shall not be or become liabilities of New dpiX or in any way be assumed by New dpiX.

          11.3 Governing Law.  THE INTERPRETATION AND CONSTRUCTION OF THIS
               -------------
AGREEMENT, AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAW THEREOF WHICH WOULD REQUIRE A DIFFERENT CHOICE OF LAW.

          11.4 Jurisdiction; Agents for Service of Process.  The parties hereto
               -------------------------------------------
agree that any disputes arising out of or in connection with this Agreement shall be finally settled by arbitration under the Rules of the London Court of International Arbitration ("LCIA") by one or more arbitrators appointed in accordance with such Rules. The site of arbitration shall be New York, New York, and the language of the arbitration proceedings shall be English. Each party hereto irrevocably consents to the jurisdiction of the LCIA solely for such purpose and the purpose of the following sentence. The decision of the arbitrators shall be final and shall be enforceable in the Federal courts situated in Southern District of New York or the State courts situated in New York, New York or any other court of competent jurisdiction.

          11.5 Confidentiality and Publicity.  The Parties agree that no
               -----------------------------
disclosure of the terms of this Agreement shall be made, except disclosures on a need-to-know basis only to directors, officers, counsel, accountants and financial advisors who are directly involved in the transactions described herein, each of whom shall agree to be bound by the provisions of this Section 11.5; provided, however, that nothing in this Section 11.5 shall prevent any of
      --------  -------
Xerox, dpiX, New dpiX, any member of New dpiX, any member of dpiX Holding or any Affiliate or parent thereof, from making any such disclosure required by law or in connection with any judicial proceeding or to employees of dpiX to the extent necessary for Xerox and dpiX to comply with Section 5.1(x) or to stockholders or holders of Stock Rights to the extent necessary for Xerox and dpiX to comply with Section 2.6. Xerox, dpiX and New dpiX further agree that the Parties hereto shall have the right, prior to disclosure or external presentation of any kind, to review and approve the timing, content and the manner (including, without limitation, any press release) in which the Merger or the identity of any member of New dpiX or dpiX Holding or any parent or Affiliate thereof is disclosed or presented to any Person.

          11.6 Notices.  Any notice or other communication required or permitted
               -------
under this Agreement shall be sufficiently given if delivered in person or sent by facsimile or by registered or certified mail, postage prepaid, addressed as follows:

if to Xerox or dpiX, to:

          Xerox Corporation
          800 Long Ridge Road
          Stamford, Connecticut 06904
          Telephone:  203-968-3257
          Facsimile:  203-968-4301
          Attention:  Brian Stern

with a copy to:

          Xerox Corporation
          800 Long Ridge Road
          Stamford, Connecticut 06904
          Telephone:  203-968-3417
          Facsimile:  203-968-3446
          Attention:  Senior Vice President and General Counsel

if to New dpiX, to:

          New dpiX LLC
          c/o Thomson Tubes Electroniques S.A.
          ZI Centr' Alp
          38430 Moirans
          France
          Telephone:  33 4 76 57 40 01
          Facsimile:  33 4 76 57 40 22
          Attention:  Gerard Daguise

with a copy to:

          White & Case LLP
          633 West Fifth Street, Suite 1900

          Los Angeles, California  90071
          Telephone:  213-620-7700
          Facsimile:  213-687-0758
          Attention:  Neil W. Rust

or such other address or number as shall be furnished in writing by any such Party, and such notice or communication shall, if properly addressed, be deemed to have been given as of the date so delivered, sent by facsimile or three business days after deposit into the U.S. mail postage prepaid.

          11.7  Parties in Interest.  This Agreement may not be transferred,
                -------------------
assigned, pledged or hypothecated by any Party hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

          11.8  Entire Agreement.  This Agreement, the Related Documents and the
                ----------------
other documents referred to herein and therein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter including, without limitation, all of the provisions of the Letter of Intent addressed to Xerox and dated April 19, 1999 regarding the Merger. The Parties acknowledge and agree that there are no, and there shall not be any, oral agreements between or among any of the Parties and that for any agreement to be binding such agreement must be in a writing executed by each Party.

          11.9  Amendments.  This Agreement may be amended by the Parties only
                ----------
by an agreement in writing signed by the Parties.

          11.10 Extension; Waiver.  At any time prior to the Effective Time,
                -----------------
the Parties may, to the extent legally allowed, (i) extend the time for performance of any of the obligations or other acts of the other parties hereto contained here, (ii) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions of the other Parties contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

          11.11 Severability.  In case any provision in this Agreement shall
                ------------
be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining pro visions hereof will not in any way be affected or impaired thereby.

          11.12 Third Party Beneficiaries.  Except as expressly provided
                -------------------------
herein, each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties hereto and the stockholders of dpiX.

          11.13 Payments.  Any amounts due from one Party to another under
                --------
this Agreement shall be paid within a reasonable time after such amounts come due and demand is made therefor.

          11.14 Counterparts.  This Agreement may be executed in one or more
                ------------
counterparts, all of which taken together shall constitute one instrument.

          IN WITNESS WHEREOF, each of Xerox, dpiX and New dpiX has caused its company name to be hereunto subscribed by its officer thereunto duly authorized, all as of the day and year first above written.

                                   XEROX CORPORATION



                                   By  /s/ Brian E. Stern
                                     ----------------------------
                                     Name:  Brian E. Stern
                                     Title:  Senior Vice President



                                   DPIX, INC.



                                   By  /s/ Timothy da Silva
                                     ----------------------------
                                     Name:  Timothy da Silva
                                     Title:  President



                                   NEW DPIX LLC



                                   By  /s/ Gerard Daguise
                                     ----------------------------
                                     Name:  Gerard Daguise
                                     Title:  Manager